CodeAmerica Investments, LLC

8900 Germantown Road, Suite 100 - Olive Branch, Mississippi 38654

Telephone: 662-890-7379

Fax: 662-893-7883

LETTER AGREEMENT

On July 6, 2004, CodeAmerica Investments, LLC (“CodeAmerica”) and Altus Explorations, Inc. (“Altus”) entered into a Letter of Intent for Altus to acquire from CodeAmerica its interests in certain Wilcox formation oil and gas leases associated with acreage located in Wharton County, Texas. A definitive purchase and sale agreement between CodeAmerica and Altus was never consummated, nor did Altus remit the required purchase price payment of $210,250 to CodeAmerica.

CodeAmerica is proceeding with the development of the Wilcox formation associated with the oil and gas leases covered in the original Letter of Intent. During the year 2004, Altus incurred certain front end development and evaluation costs in its review of the prospective oil and gas lease acreage. This Letter Agreement when executed by the undersigned Parties will set forth the Terms and Conditions, and the mutual understanding and agreement between Parties associated with Altus’ economic interest in the development of the applicable leasehold acreage.

1.	Subject Deveopment:
A.

Anderson Lease – The drilling and development of the initial four wells in the Wilcox formation 676+ acres located in the A. Edgar Survey 93, and the J. Borden Survey, Abstract 9 in Wharton County, Texas.

2.	Carried Working Interest:

CodeAmerica grants to Altus a 2.0% (two-percent) Carried Working Interest in the drilling, development and completion of the initial four (4) Wilcox formation wells drilled on the Anderson lease. Upon the completion of drilling a Wilcox formation well, Altus acknowledges and agrees that it will be responsible for its proportionate share of all operating costs and capital expenditures requirements.

3.	Net Revenue Interest:

The four wells and acreage are subject to various mineral lease owner and overriding royalty burdens totalling 49%. Altus’ net revenue interest associated with its 2% Carried Working Interest will total 1.0200% of revenues derived from the sale of oil and natural gas production, from the initial four wells developed on the Anderson Lease.

Accepted and agreed to the 9th day of November, 2005.

/s/ W. Milton Cox	/s/ Bassam Nastat
CodeAmerica Investments, LLC	Altus Explorations, Inc.
W. Milton. Cox, Chairman and CEO	Bassam Nastat, President